Exhibit: 99.1

ATLANTIC AMERICAN REPORTS THIRD QUARTER AND YEAR TO DATE NET INCOME AND ANNOUNCES A NEW SHARE REPURCHASE AUTHORIZATION

•	Life and health premiums increased 10.8% and 6.3%, respectively, during the three month and nine month periods ended September 30, 2016 as compared to the comparable periods in 2015.
•	Loss ratio in the property and casualty operation decreased in the nine month period ended September 30, 2016 as compared to the comparable period in 2015.

ATLANTA, Georgia, November 14, 2016 - Atlantic American Corporation (Nasdaq-AAME) today reported net income of $0.1 million, or nil per diluted share, for the three month period ended September 30, 2016, compared to net income of $0.2 million, or $0.01 per diluted share, for the three month period ended September 30, 2015.  For the nine month period ended September 30, 2016, net income was $1.3 million, or $0.05 per diluted share, compared to net income of $4.3 million, or $0.19 per diluted share, for the comparable period in 2015.  Realized investment gains for the three month and nine month periods ended September 30, 2016 were $0.5 million and $1.4 million, respectively, as compared to $7,000 and $5.1 million in the comparable three month and nine month periods of 2015.  Operating income (income before income taxes and realized investment gains, net) for the three month period ended September 30, 2016 was a loss of $0.2 million, as compared to income of $0.4 million for the three month period ended September 30, 2015.  For the nine month period ended September 30, 2016, operating income was $0.6 million as compared to the $0.5 million for the comparable nine month period of 2015.

Total revenues for the three month period ended September 30, 2016 were $42.4 million, increasing 5.2% from $40.4 million for the three month period ended September 30, 2015.  Insurance premiums during this three month period increased $1.6 million from the comparable 2015 premiums.  While life and health premiums increased 10.8%; property and casualty premiums decreased 7.2%.  For the nine month period ended September 30, 2016, total revenues were $126.0 million, consistent with the comparable 2015 period.  Premiums earned from the Company’s life and health operation increased 6.3% for the nine month period ended September 30, 2016 while decreasing 2.1% in the property and casualty operation during the comparable period.

Additionally, the Company announced that the Board of Directors has terminated the Company’s existing stock repurchase plan and approved a new repurchase plan that allows for the repurchase of up to 750,000 shares of the Company’s common stock from time to time in accordance with applicable securities laws and other requirements.

Commenting, Hilton H. Howell, Jr., chairman, president and chief executive officer, stated, “Throughout the year we have been making significant investments in our life and health product line and distribution network.  It is now obvious that such investments are being realized in our increasing premium volumes. With life and health premiums up over 10% in the third quarter of 2016, we are poised to continue on our growth trajectory.  And even though our property and casualty premiums declined slightly, the selective underwriting, which is the hallmark of American Southern, continued to produce strong profits in that operation.”

Atlantic American is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, and property and casualty insurance industries.  Its principal subsidiaries consist of American Southern Insurance Company, American Safety Insurance Company, Bankers Fidelity Life Insurance Company and Bankers Fidelity Assurance Company.

Note regarding Private Securities Litigation Reform Act: Except for historical information contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties.  Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks detailed from time to time in statements and reports that Atlantic American Corporation files with the Securities and Exchange Commission.

For further information contact:
John G. Sample, Jr.	Hilton H. Howell, Jr.
Senior Vice President and Chief Financial Officer	Chairman, President & CEO
Atlantic American Corporation	Atlantic American Corporation
404-266-5501	404-266-5505

Atlantic American Corporation
Financial Data

	Three months ended September 30,		Nine months ended September 30,
(Unaudited; In thousands, except per share data)	2016	2015	2016	2015

Insurance premiums
Life and health	$26,548	$23,971	$76,636	$72,100
Property and casualty	12,884	13,888	40,376	41,249
Investment income	2,453	2,456	7,523	7,547
Realized investment gains, net	527	7	1,411	5,106
Other income	35	37	102	78

Total revenue	42,447	40,359	126,048	126,080

Insurance benefits and losses incurred
Life and health	18,448	16,311	53,464	50,055
Property and casualty	8,507	8,326	25,238	26,206
Commissions and underwriting expenses	11,558	11,816	34,339	33,024
Interest expense	396	361	1,154	1,064
Other expense	3,221	3,180	9,803	10,167

Total benefits and expenses	42,130	39,994	123,998	120,516

Income before income taxes	317	365	2,050	5,564

Income tax expense	168	127	762	1,290

Net income	$149	$238	$1,288	$4,274

Earnings per common share (basic and diluted)	$-	$0.01	$0.05	$0.19

Reconciliation of Non-GAAP Financial Measure

Net income	$149	$238	$1,288	$4,274
Income tax expense	168	127	762	1,290
Realized investment gains, net	(527)	(7)	(1,411)	(5,106)

Operating income (loss)	$(210)	$358	$639	$458

Selected Balance Sheet Data	September 30, 2016	December 31, 2015

Total cash and investments	$260,815	$254,007
Insurance subsidiaries	238,518	229,092
Parent and other	22,297	24,915
Total assets	321,503	314,603
Insurance reserves and policyholder funds	161,600	163,345
Debt	33,738	33,738
Total shareholders' equity	108,951	102,492
Book value per common share	5.06	4.75
Statutory capital and surplus
Life and health	32,959	35,322
Property and casualty	40,920	38,308